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                                                                    EXHIBIT 99.2
                                   [Logo of Lyondell Petrochemical appears here]

NEWS
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            One Houston Center, 1221 McKinney Ave., P.O. Box 3646,
                   Houston, Texas 77253-3646 (713) 652-7200


                                                           FOR IMMEDIATE RELEASE
LYONDELL'S 1997 CAPITAL PROGRAM INCLUDES PLANS

TO ADD HIGH DENSITY POLYETHYLENE CAPACITY

          HOUSTON, January 27, 1997 -- Lyondell Petrochemical Company (NYSE:LYO) has announced plans to add 440 million pounds of Nissan technology high density polyethylene (HDPE) resin capacity with a targeted start up no later than mid-1999, to build on its position as a leading supplier of High-Molecular Weight
(HMW) HDPE film resins. This will bring the company's total HDPE capacity to more than 2 billion pounds, making Lyondell one of the world's largest producers of HDPE going into the 21st century. The company is currently evaluating potential locations for the new unit.

          Initial capital spending for this project is included in Lyondell's 1997 capital budget, which has been set at $132 million.

          "The investment in HDPE expansion will provide us with capacity to supply the rapidly growing film market where we are a strong participant, and also benefits our olefins business through additional vertical integration. It fits well with our existing strengths and logistics system as well as our long-term strategic plans," said Dan F. Smith, Lyondell President and Chief Executive Officer.

          The increasing rate of demand for HMW film resin is expected to outpace the growth rate of other resins. Lyondell is a leading producer of these HMW film resins and is committed to building resin capacity to support our customers' growth. These resins are used primarily in grocery and merchandise carry-out bags as well as industrial and consumer trash bags.

          The Nissan technology, already in use at the company's Matagorda County (Texas) plant, provides Lyondell with a competitive economic advantage.

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Its multiple reactor, bi-modal product capability is  key to Lyondell's ability
to provide a broad, yet unique product line offering.   Lyondell also promotes
licensing of the Nissan technology under a joint agreement with Nissan Chemical and Maruzen Polymer.

          The 440 million pound expansion will provide the company with 40 percent more capacity to meet the projected growth of its film customers, as well as incremental capacity for blow molding, injection molding and pipe markets.

          Currently, Lyondell's annual HDPE capacity includes 1.1 billion pounds at the Matagorda plant and 475 million pounds at a plant in Victoria, Texas. A recently announced debottlenecking project at Victoria will increase capacity at that site to 575 million pounds by 1998. At a plant in LaPorte, Texas, Lyondell recently completed a 100 million pound expansion of polypropylene (PP) capacity, bringing total annual PP capacity to 400 million pounds. At that facility, Lyondell also operates a low-density polyethylene unit with annual capacity of 150 million pounds.

          Other major projects in the 1997 capital budget include the debottlenecking of the Victoria HDPE capacity, and control and electrical upgrades at the Channelview Petrochemical Complex and LYONDELL-CITGO Refining Company, Ltd.

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For information, contact:
Media - Jackie Wilson (713) 652-4596
Investors - Kevin DeNicola (713) 652-4590

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